EXHIBIT 5.1

OPINION OF Shearman & Sterling LLP

August 22, 2016

ALJ Regional Holdings, Inc.

244 Madison Avenue, PMB #358

New York, NY 10016

Re: Registration Statement/Form S-8

ALJ Regional Holdings, Inc. 2016 Omnibus Equity Plan

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) by ALJ Regional Holdings, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,000,000 shares of the Company’s common stock, $0.01 par value (the “Plan Shares”), which will be issuable under the ALJ Regional Holdings, Inc. 2016 Omnibus Equity Plan (the “Plan”).

In connection with our review, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the issuance of the Plan Shares, and such documents as we have deemed necessary to render this opinion, including the Company’s Bylaws and Articles of Incorporation, as amended. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Plan Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable. We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

By:	/s/ Shearman & Sterling LLP
Shearman & Sterling LLP